Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
(847) 720-2767	(847) 720-2392
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US Foods Announces Closing of Secondary Public Offering of Common Stock and
Full Exercise of Underwriters’ option to purchase additional shares

ROSEMONT, Ill. (BUSINESS WIRE) May 17, 2017 – US Foods Holding Corp. (NYSE:USFD) today announced the closing of the underwritten secondary public offering of 46,000,000 shares of common stock by investment funds associated with Clayton, Dubilier & Rice, LLC and Kohlberg Kravis Roberts & Co. L.P. and certain members of management and the board of directors (collectively, the “Selling Stockholders”) at a price to the public of $28.25 per share for a total offering size of $1,299,500,000. The offering included the exercise in full of the underwriters’ option to purchase an additional 6,000,000 shares of common stock. US Foods did not sell any stock in this transaction and did not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

Goldman Sachs & Co. LLC, Morgan Stanley and J.P. Morgan acted as joint book-running managers for the offering and the representatives of the underwriters. BofA Merrill Lynch, Citigroup, Credit Suisse, Deutsche Bank Securities, Wells Fargo Securities and KKR Capital Markets also served as joint book-running managers for the offering and BMO Capital Markets, BTIG, Guggenheim Securities, ING, Rabo Securities and Natixis served as co-managers for the offering.

A registration statement, including a prospectus, on Form S-1 relating to the offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on May 11, 2017. Copies of the prospectus related to the offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone toll-free at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; or from J.P. Morgan Securities LLC, Attention: Prospectus Department c/o Broadridge Financial Solutions, Long Island Avenue, Edgewood, NY, 11717, by telephone toll-free at 1-866-803-9204. The registration statement is available on the SEC’s website at www.sec.gov under the US Foods’ name.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e‑commerce, technology and business solutions. US Foods is headquartered in Rosemont, IL, and generates approximately $23 billion in annual revenue.

Source: US Foods

# # #

2